Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.610.2900
ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF 2005

REDWOOD SHORES, Calif. – July 21, 2005 – Avistar Communications Corporation (NASDAQ: AVSR), a provider of enterprise video communication solutions, today announced financial results for the three months ended June 30, 2005.

Revenue for the three months ended June 30, 2005 was $2.4 million, compared to revenue of $3.0 million for the three months ended March 31, 2005 and $1.7 million for the three months ended June 30, 2004.  For the three months ended June 30, 2005, gross margin was 65% compared to 70% for the three months ended March 31, 2005 and 51% for the three months ended June 30, 2004.

Avistar reported a net loss of $1.3 million, or $0.04 per basic and diluted share, for the three months ended June 30, 2005.  Avistar reported a net loss of $0.4 million, or $0.01 per basic and diluted share, for the three months ended March 31, 2005 and $2.2 million, or $0.07 per basic and diluted share, for the three months ended June 30, 2004.

Revenue for the six months ended June 30, 2005 was $5.4 million, as compared to $3.1 million for the six months ended June 30, 2004.  Avistar reported a net loss of $1.6 million, or $0.05 per basic and diluted share, for the six months ended June 30, 2005.  For the six months ended June 30, 2004, Avistar reported a net loss of $4.3 million, or $0.14 per basic and diluted share.

As of June 30, 2005, Avistar had cash and cash equivalents of $17.6 million and no debt.

“We are rebuilding our sales organization, including new leadership, in order to accomplish the growth which we believe can be generated through both direct and partner sales,” stated Gerald J. Burnett, chairman and chief executive officer of Avistar. “Our licensing business continues to make strides, as we concluded a cross-licensing agreement with VCON Telecommunications, Ltd. during June of this year, and continued the defense of our patent portfolio by initiating an infringement claim against Tandberg ASA and Tandberg, Inc., also during the most-recently concluded quarter.  We expect the licensing of our intellectual property and technology will grow as a generator of revenue over time.”

“We believe that there is a significant and expanding market potential for our products and technology,” said Robert J. Habig, chief financial officer of Avistar.  “We are prudently building our organizational capabilities so that we can effectively participate in this opportunity, leveraging the accumulated accomplishments of our past and current research and development efforts.”

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers TV-quality video calling, recording, publishing to web and emails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in Redwood Shores, California, with sales offices in New York and London. Avistar’s technology is used in more than 35 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar, holds a current portfolio of 68 patents for inventions in the primary areas of video and network technology. CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a rich-service network video architecture to support Avistar’s product suite and customers. CPI licenses its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as the potential for additional technology licensing revenue, the costs and potential benefits of our intellectual property litigation with Tandberg, and the market acceptance of our products and technology. As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2005 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation.

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

as of June 30, 2005 and December 31, 2004

(in thousands, except share and per share data)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$17,624	$21,656
Accounts receivable, net of allowance for doubtful accounts of $75 and $22 at June 30, 2005 and December 31, 2004, respectively	868	886
Inventories, including inventory shipped to customers’ sites, not yet installed of $45 and $34 at June 30, 2005 and December 31, 2004, respectively	752	737
Prepaid expenses and other current assets	432	454
Total current assets	19,676	23,733
Property and equipment, net	347	192
Other assets	284	286
Total assets	$20,307	$24,211

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	474	1,105
Deferred license revenue	4,264	4,226
Deferred services revenue and customer deposits	1,008	748
Accrued liabilities and other	1,148	1,287
Total current liabilities	6,894	7,366
Long-term liabilities:
Long-term deferred license revenue	14,217	16,331
Total liabilities	21,111	23,697
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at June 30, 2005 and December 31, 2004; 34,784,318 and 34,542,334 shares issued at June 30, 2005 and December 31, 2004, respectively	35	35
Less: treasury common stock, 1,181,625 at June 30, 2005 and December 31, 2004, respectively, at cost	(53)	(53)
Additional paid-in-capital	90,334	90,005
Accumulated deficit	(91,120)	(89,473)
Total stockholders’ equity (deficit)	(804)	514
Total liabilities and stockholders’ equity (deficit)	$20,307	$24,211

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three and six months ended June 30, 2005 and 2004

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Product	$535	$914	$1,662	$1,476
Licensing	1,057	—	2,114	—
Services, maintenance and support	811	762	1,606	1,604
Total revenue	2,403	1,676	5,382	3,080
Cost of revenue:
Product	318	364	768	656
Services, maintenance and support	525	461	972	943
Total cost of revenue	843	825	1,740	1,599
Gross margin	1,560	851	3,642	1,481
Operating Expenses:
Research and development	706	632	1,347	1,256
Sales and marketing	819	669	1,517	1,277
General and administrative	1,362	1,794	2,635	3,299
Total operating expenses	2,887	3,095	5,499	5,832
Loss from operations	(1,327)	(2,244)	(1,857)	(4,351)
Other income (expense):
Interest income	73	16	221	29
Other income (expense), net	(6)	(5)	(11)	1
Total other income (expense), net	67	11	210	30
Net loss	$(1,260)	$(2,233)	$(1,647)	$(4,321)

Net loss per share - basic and diluted	$(0.04)	$(0.07)	$(0.05)	$(0.14)
Weighted average shares used in calculating basic and diluted net loss per share	33,547	33,277	33,486	31,864

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the six months ended June 30, 2005 and 2004

(in thousands)

	Six Months Ended
	June 30,	June 30,
	2005	2004
	(unaudited)
Cash Flows from Operating Activities:
Net loss	$(1,647)	$(4,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	88	141
Compensation on options issued to consultants	52	12
Provision for doubtful accounts	53	25
Changes in assets and liabilities:
Accounts receivable	(35)	(94)
Inventories	(15)	206
Prepaid expenses and other current assets	22	190
Other assets	2	—
Accounts payable	(631)	173
Deferred license revenue	(2,076)	—
Deferred services revenue and customer deposits	260	411
Accrued liabilities and other	(139)	207
Net cash used in operating activities	(4,066)	(3,050)

Cash Flows from Investing Activities:
Purchase of property and equipment.	(243)	(135)
Net cash used in investing activities.	(243)	(135)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	277	3,643
Net cash provided by financing activities	277	3,643
Net increase (decrease) in cash and cash equivalents.	(4,032)	458
Cash and cash equivalents, beginning of year	21,656	5,438
Cash and cash equivalents, end of year	$17,624	$5,896

Supplemental Cash Flow Information:
Cash paid for income taxes	$315	$14
Cash paid for interest.	$—	$—